Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 1, 2026

Agilent Technologies, Inc.,

5301 Stevens Creek Boulevard,

Santa Clara, CA 95051.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Securities”) of Agilent Technologies, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, when the Supplemental Indenture relating to the Securities (the “Supplemental Indenture”), supplementing the Indenture, dated as of March 12, 2021 (the “Indenture”), between the Company and Citibank, N.A., as Trustee, has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture and the Supplemental Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and the Supplemental Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In connection with our opinion set forth above, we have assumed that, at the time of the issuance, sale and delivery of each Security, (i) the authorization of such Security by the Company will not have been modified or rescinded and such Security will conform to the forms thereof examined by us, (ii) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Security, and (iii) the issuance, sale and delivery of such Security, all of the terms of such Security and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

In addition, in connection with our opinion set forth above, we have assumed with respect to each Security that the inclusion of any alternative or additional terms in such Security that are not currently specified in the draft forms of Securities examined by us would not require the Company to obtain any regulatory consent, authorization or approval or make any regulatory filing in order for the Company to issue, sell and deliver such Security.

Agilent Technologies, Inc.	-2-

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP